SCHEDULE A

Executive Officers & Directors of Karpus Management, Inc., d/b/a Karpus Investment Management

Name	Position & Present Principal Occupation	Business Address	Shares Owned

Daniel Lee Lippincott	President and Chief Investment Officer	183 Sully’s Trail, Pittsford, New York 14534	0 Shares
Jodi Lee Hedberg	Chief Compliance Officer	183 Sully’s Trail, Pittsford, New York 14534	0 Shares
Juan Martin Garzaron	Senior Vice President, Growth & Strategic Initiatives	183 Sully’s Trail, Pittsford, New York 14534	0 Shares
Deepranjan Agrawal	Chief Financial Officer	77 Gracechurch Street, London, EC3V 0AS, England	0 Shares

SCHEDULE B

Transactions in the Shares in the since the amended Schedule 13D filing on October 1, 2026.

Nature of the Transaction	Shares Purchased/(Sold)	Price Per Share($)	Date of Purchase / Sale

KARPUS MANAGEMENT, INC., D/B/A/ KARPUS INVESTMENT MANAGEMENT
(THROUGH THE ACCOUNTS)

Purchase of Common Stock	468	$7.06	9/30/2026
Purchase of Common Stock	35,813	$7.60	10/1/2026
Purchase of Common Stock	1,100	$7.64	10/2/2026
Purchase of Common Stock	5,510	$7.62	10/5/2026
Purchase of Common Stock	11,165	$7.61	10/6/2026
Purchase of Common Stock	17,556	$7.55	10/7/2026
Purchase of Common Stock	12,875	$7.57	10/8/2026
Purchase of Common Stock	2,354	$7.60	10/9/2026
Purchase of Common Stock	17,830	$7.60	10/12/2026
Purchase of Common Stock	14,847	$7.57	10/13/2026
Purchase of Common Stock	12,643	$7.54	10/14/2026
Sale of Common Stock	(2,635)	$7.62	10/15/2026
Purchase of Common Stock	134	$7.62	10/16/2026
Purchase of Common Stock	12,165	$7.63	10/19/2026
Purchase of Common Stock	352	$7.65	10/20/2026
Purchase of Common Stock	3,000	$7.64	10/21/2026
Purchase of Common Stock	3,691	$7.67	10/22/2026
Purchase of Common Stock	100	$7.63	10/23/2026
Purchase of Common Stock	3,897	$7.65	10/26/2026
Purchase of Common Stock	3,850	$7.62	10/27/2026
Purchase of Common Stock	7,982	$7.63	10/28/2026